UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 3, 2007

Commission File Number 0-27958

FLANDERS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	13-3368271
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2399 26th Avenue North, St. Petersburg, Florida	33713
Address of principal executive offices)	(Zip Code)

(727) 822-4411

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 3, 2007 we entered into a Settlement Agreement and Mutual Release, effective as of September 30, 2007 (“Settlement Agreement”), by and between Steven K. Clark (“Clark”); Robert R. Amerson (“Amerson”); Harry L. Smith, Jr. (“Smith”); Wal-Pat, LLC, a North Carolina limited liability company (“Wal-Pat”); and Mercury Die Cutting, LLC, a Florida limited liability company (“Mercury”). A copy of the Settlement Agreement is attached as an exhibit to this Form 8-K, the terms of which are incorporated herein by reference. In the event of any inconsistency between the summary set forth herein and the body of the Settlement Agreement, the terms of the Settlement Agreement are controlling. In summary, the Settlement Agreement provides as follows:

•	Clark transfers his fifty percent (50%) membership interest in Wal-Pat to Amerson.

•	Amerson transfers his fifty percent (50%) membership interest in Mercury to Clark.

•

Clark exercises, on a cashless exercise basis, a stock option for 1,000,000 shares of Flanders common stock at an exercise price of $2.50 per share by tendering 543,748 shares of Flanders common stock resulting in a net issuance of 426,522 shares to Clark. The 573,478 shares tendered by Clark to exercise this stock option will be canceled.

•	Clark transfers to Amerson 250,000 shares of common stock to satisfy previous obligations between Clark and Amerson.

•

Clark satisfies his obligations under a promissory note due Flanders, which has an outstanding balance of $5,445,810.65 as of September 30, 2007 in consideration of his surrendering 1,183,872 shares of Flanders common stock. These shares are valued at $4.60, which is the 30-day average market value of Flanders shares. Such shares revert to the status of treasury shares.

•

Amerson and Smith purchase, in equal shares, all of the remaining common stock that Clark owns in Flanders at a purchase price of $4.60 per share. This equals 755,183 shares acquired by each of Amerson and Smith, respectively, for a total purchase price by each of $3,473,844, resulting in an aggregate consideration paid to Clark of approximately $6,947,688 for the 1,510,367 remaining Flanders common shares Clark owns after satisfaction of the promissory note discussed above.

•

Clark’s remaining equity in Flanders consists of options to acquire up to an aggregate of 2,000,000 shares of Flanders common stock at exercise prices of $7.50 to $11.10 per share. All of such options expire 90-days after termination of his employment.

•	Flanders transfers certain manufacturing assets from the Salt Lake City, Utah facility to Clark.

•

Clark and Flanders mutually release each other from any obligations created under or related to Clark’s employment agreements with Flanders. Clark is released from his noncompetition covenants set forth in his employment agreement.

•

Flanders’ subsidiary, Precisionaire Corp. and Mercury enter into a Supplier Agreement, which provides Mercury the right to supply Flanders requirements for certain products, including diecuts and inserts, subject to competitive pricing and terms.

•	Clark resigns as a director as of October 4, 2007.

•	Each of the parties to the Settlement Agreement enter into mutual general releases except for the obligations and covenants set forth in the Settlement Agreement.

Item 1.02	Termination of Material Definitive Agreement

As described in Item 1.01 above in connection with the Settlement Agreement, the employment agreement with Clark is terminated and Flanders and Clark release each other from their respective obligations under Clark’s Employment Agreement.

Item 5.02	Departure of Directors or Certain Officers

As described in Item 1.01 above in connection with the Settlement Agreement, Clark tenders his resignation as a director of Flanders subject to fulfillment of all the terms and conditions set forth in the Settlement Agreement. In addition, Clark’s employment agreement is terminated pursuant to the Settlement Agreement. Clark’s employment with Flanders ends simultaneous with the termination of the employment agreement as described in the Settlement Agreement.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 5, 2007	FLANDERS CORPORATION

	By:	/s/ Robert R. Amerson
Chief Executive Officer

EXHIBIT INDEX

99.1	Settlement Agreement and Mutual Release (without exhibits)